EXHIBIT 10.32

Form of Award Agreement
[___] Long-Term Incentive Program

You have been designated for participation in the Sears Holdings Corporation’s (“SHC” or “SHC’s”) [____] long-term incentive programs
(LTI).

Your [____] LTI Target award indicated below is [__]% of your base salary as of [____] (the date the Compensation Committee approved the [____] LTI) or the date you became eligible to participate in the LTI, if later.

Your LTI award will include both a time-based and a performance-based component:

•	25% of your total LTI target award will be a time-based cash award (LTI Cash Award); and

•	75% of your total LTI target award will be a performance-based LTIP award (LTIP Award).

[____] TOTAL LTI Target Award* is:	$[_____]
[____]LTI Cash Award:	$[_____]
[____]LTIP Award:	$[_____]

* If your LTI eligibility date is after [____], your total LTI award shown above will be prorated from your eligibility date through the end of the performance period.

[____] LTI Cash Award

•	The service period for the [____] LTI Cash Award begins as of [____] through the end of SHC’s [____] fiscal year.

•
The [____] LTI Cash Award vests on [____] and will be payable in cash no later than [____], subject to the terms of the Sears Holdings Corporation Cash Long-Term Incentive Plan document and provided that you are actively employed on the payment date.

[____] LTIP Award

•	Performance is measured over SHC's [____],[____] and [____] fiscal years (“Performance Period”).

•	Your 3 year cumulative performance Measure(s), Weighting(s) and Goal(s) are displayed in the table below.

Performance Measure	Weighting	Threshold Goal	Threshold Payout %	Target Goal	Target Payout %	Maximum Goal	Maximum Payout %
LTI Cash - Time Based
Measurement Name
Linear interpolation applied to performance between threshold and target, and between target and maximum. However, BU BOP measurement payouts, if applicable, are capped at 100% if SHC LTIP EBITDA performance is below its threshold goal.

•
The threshold, target and maximum goals for each measure identified above are subject to adjustment by the Compensation Committee or the Senior Corporate Compensation Officer under certain circumstances.

•
In the event of any change in your position or business unit during the Performance Period, a new, prospective award may be issued if you remain eligible for the [____] LTI. Any new award issued would reflect a pro-ration of the Award for the period of

EXHIBIT 10.32

time before and after the change, in each eligible role.

•
The [____] LTIP Award will be paid in cash no later than [____], subject to the terms of the Sears Holdings Corporation Long-Term Incentive Program document and provided that you are actively employed on the payment date. However, if permitted by the Compensation Committee, the Company may elect to satisfy your [____] LTIP Award in stock or a combination of cash and stock.

Payment of Awards

As noted above, you must be actively employed on the payment date in order to be eligible to receive any payout under the [____] LTI. If you voluntarily terminate your employment for any reason other than due to disability (as defined under the Sears Holdings Corporation Cash Long-Term Incentive Plan and Sears Holdings Corporation Long-Term Incentive Program document, as applicable) or are involuntarily terminated for any reason other than due to death, in either case prior to the payment date, you will forfeit your Award. If you become disabled or die prior to the payment date, but after your first 12 months of participation in the [____] LTI, you may be eligible for a pro-rated payout of your Awards. Any pro-rated [____] LTIP Award portion will be paid at the time specified above, but any pro-rated [____] LTI Cash Award portion will be paid no later than the April 15th immediately following the year of your disability or death.

If you are demoted below a position of divisional vice president (or equivalent as determined by the Company), as of the date of such demotion, you will no longer be a participant under the [____] LTI and will be deemed to have forfeited your Awards.

This is a summary of select terms and conditions of the [___] LTI and the Sears Holdings Corporation Long-Term Incentive Program and Sears Holdings Corporation Cash Long-Term Incentive Plan. See the Program and Plan documents and details approved by the Compensation Committee for a complete program description (which are available at your request). If any terms in this Award Agreement are in conflict with the Sears Holdings Corporation Long-Term Incentive Program or Sears Holdings Corporation Cash Long-Term Incentive Plan document and the approved details, as applicable, the applicable plan document and approved details will govern.